CONFIDENTIAL

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective as of August 6, 2020 (the “Effective Date”), is entered into by and between Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (the “Company”), which, following the Closing (as defined in the Merger Agreement), will be renamed SiriusPoint, Ltd. (“SP”), and Sid Sankaran (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below). If the merger is not consummated in accordance with the terms of the Merger Agreement prior to January 1, 2022, the Executive shall not be required to commence employment with SP, and the Executive shall have no further obligation hereunder or otherwise to the Company or SP, except as to Section 7(a) of this Agreement.
WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (the “Merger Agreement”);
WHEREAS, the Executive currently serves as a director on the Board of Directors of the Company (the “Board”); and
WHEREAS, in connection with and subject to the Closing of the transactions contemplated by the Merger Agreement, SP desires to enlist the services and employment of the Executive on behalf of SP as the Chairman of the Board of Directors of SP (the “SP Board”) and as President and Chief Executive Officer of SP, and the Executive is willing to render such services on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Employment Term; Interim Service as Chairman.
(a)Employment Term. Except for earlier termination as provided for in Section 5 hereof, SP hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by SP, subject to the terms and provisions of this Agreement, for the period commencing on the Closing and ending on the third anniversary of such date (the “Employment Term”); provided that on the third anniversary of Closing, and on each anniversary of the Closing thereafter, the Employment Term shall be extended for an additional year, unless either the Executive or SP shall have given notice at least 90 days prior to such anniversary not to extend the Employment Term (“Non-Renewal Notice”).
(b)Interim Service as Chairman. Effective as of the date of execution of the Merger Agreement (the “Signing Date”), the Executive shall be appointed as non-executive Chairman of the Board of Directors of the Company. From the period commencing on the Signing Date and ending on the Closing Date (the “Interim Period”), the Executive shall be paid director fees for such role consistent with the Third Point Reinsurance Ltd. Director Compensation Policy, as may be amended from time to time, prorated to reflect the number of days served as non-executive Chairman during the year. In addition, the Executive shall be granted the Announcement Restricted Share Award pursuant to Section 3(d)(i).
(c)Departure from Prior Employer. The parties agree that (i) the Executive shall be permitted to continue to serve as Chief Financial Officer of Oscar Insurance Corporation and affiliates (“Oscar”) until the appointment of a successor Chief Financial Officer by Oscar and (ii) following such appointment of a successor, the Executive shall be permitted to provide transition services to Oscar as an employee, Vice Chairman or consultant; provided that, the Executive shall not perform services for Oscar as an employee, officer or consultant after June 30, 2021 (the “Outside Date”). From the Effective Date and following the Outside Date, the Executive may serve on the board of directors of Oscar.
2.Extent of Employment.
(a)Duties. During the Employment Term, the Executive shall serve as the Chairman of the SP Board and as President and Chief Executive Officer of SP. In his capacity as President and Chief Executive Officer, the Executive shall perform such senior executive duties, services, and responsibilities on behalf of SP consistent with such position as may be reasonably assigned to the Executive from time to time by the SP Board. In performing such duties hereunder, the Executive shall report solely and directly to the SP Board. In addition to the foregoing, during the Employment Term, the Executive shall serve as a director on the SP Board.
(b)Exclusivity. During the Employment Term, except as provided in the following sentence or as set forth in Section 1(c) above, the Executive shall devote his full business time, attention, and skill to the performance of such duties, services, and responsibilities, and shall use his best efforts to promote the interests of SP, and the Executive shall not engage in any other business activity without the approval of the SP Board, which approval will not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, the Executive shall be permitted to (i) make and manage his and his family’s personal investments, (ii) engage in charitable and civic activities and perform advisory services for Reverence Capital Partners and Open Door, and (iii) engage in such other activities as are permitted by the SP Board from time to time, which permission shall not be unreasonably withheld or delayed. The activities in clauses (i), (ii) and (iii) of the foregoing sentence shall be permitted so long as such activities do not (x) materially interfere with the performance of the Executive’s duties hereunder or (y) violate Section 7 hereof; provided that the Executive shall be permitted to serve on the board of directors of Oscar to the extent that such service does not materially interfere with the performance of the Executive’s duties hereunder.
(c)Place of Employment. During the Employment Term, the Executive shall perform his services hereunder in, and shall be headquartered at, SP’s offices in New York, New York, except for business travel related to business and activities of SP, subject to Section 3(f)(i). Notwithstanding the foregoing and to the extent reasonably necessary for safety reasons during the current COVID-19 pandemic and at least until the resolution of the pandemic, the Executive shall be permitted to remotely perform his services hereunder from his home or other location.

3.Compensation and Benefits.
(a)Base Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee, or member of any committee of any subsidiary of SP, or otherwise on behalf of SP), the Executive shall receive from SP a base salary at an annual rate of $1,000,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of SP then in effect. Any salary increases shall be determined by the Board from time to time in its discretion as part of its normal compensation review of executive officers. Without the prior express written consent of the Executive, the Base Salary shall not be decreased during the Employment Term.
(b)Annual Bonus. During the Employment Term, the Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus (the “Annual Bonus”) with a target annual incentive opportunity equal to 75% of the Executive’s Base Salary (the “Target Percentage”). The Annual Bonus earned, if any, will be based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the SP Board, and subject to (x) the Executive’s continuous employment with SP through the last day of the calendar year for which the Annual Bonus is earned, and (y) such other terms and conditions established by the SP Board pursuant to its annual bonus programs as adopted from time to time. The Target Percentage will be reviewed on an annual basis and may be increased (but not decreased) by the SP Board from time to time. Any Annual Bonus shall be paid in cash in a lump sum after the end of the calendar year for which the Annual Bonus is earned and no later than March 15th following such calendar year.
(c)Annual Long-Term Incentive Compensation. During the Employment Term, the Executive shall be eligible to participate in SP’s long-term incentive program for its executive officers. Commencing in 2021, within 30 days after the Closing, and in each calendar year thereafter at such time as long-term equity incentive awards are granted to similarly situated executive officers of SP, SP shall grant to Executive a long-term equity incentive award having a target value at grant equal to 475% of the Executive’s Base Salary (the “Annual Equity Award”). The Annual Equity Award shall consist (i) 75% of performance shares that vest over a three-year period based on the achievement of performance goals that will be established by the SP Board or its Compensation Committee in consultation with the Executive; and (ii) 25% of time-vesting restricted stock (or non-deferred restricted stock units) that vests in three equal installments on each anniversary of the grant date (or such other schedule as determined by the SP Board or its Compensation Committee in consultation with the Executive); provided that 100% of the unvested the Annual Equity Awards shall vest immediately upon a termination of the Executive’s employment without Cause or by the Executive for Good Reason during the period beginning on the date that is ninety (90) days prior to a Change in Control (as defined in the Omnibus Incentive Plan (as defined below) or pursuant to a substantially similar definition) and ending on the date that is twenty-four (24) months following such Change in Control (a “Change in Control Termination”). The terms and conditions of the Annual Equity Award will be evidenced by award agreements to be entered into between SP and Executive at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of SP’s equity incentive plan in effect from time to time. The Company represents that the stock underlying the Annual Equity Awards will be “service recipient stock” and that the issuer of such stock will be an “eligible issuer of service recipient stock,” in each case, under Treasury Regulation Section 1.409A-1(b)(5)(iii).
(d)Initial Equity Grants. The Executive shall be granted the equity awards set forth in clauses (i)-(iii) below (the “Initial Equity Grants”) on such terms and conditions set forth therein. Each of the Initial Equity Grants shall be granted under the Third Point Reinsurance Limited Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and shall be evidenced by award agreements to be entered into between the Company and Executive at time of grant in the form customarily used by the Company for its executive officers. The Company represents that the stock underlying the Initial Equity Grants will be “service recipient stock” and that the Company is an “eligible issuer of service recipient stock,” in each case, under Treasury Regulation Section 1.409A-1(b)(5)(iii).
(i)Announcement Restricted Share Award. Immediately following the public announcement of the execution of the Merger Agreement, the Executive shall be granted a number of restricted common shares of the Company, trading under the ticker symbol “TPRE” on the New York Stock Exchange, having a grant date fair market value equal to $3,000,000 (the “Announcement Restricted Share Award”). The Announcement Restricted Share Award shall vest in five equal installments on each anniversary of the Closing Date, subject to the Executive’s continued employment (other than as set forth below); provided that if the Merger Agreement is terminated without the Closing having occurred, a portion of the Announcement Restricted Shares Award shall vest as of the date the Merger Agreement is terminated (the “Merger Agreement Termination Date”) in an amount equal to the number of restricted shares that would have become vested through the Merger Agreement Termination Date had the five-year vesting period instead commenced as of the Effective Date, and the remainder of the unvested Announcement Restricted Share Awards shall vest in equal annual installments on each anniversary of the Effective Date subject to the Executive’s continued service as a director on the Board; provided, further, that if the Executive dies on or prior to the Closing Date or is removed from the Board or is not re-nominated for election to the Board for any reason, then 100% of the unvested Announcement Restricted Share Awards shall vest immediately upon any such removal or failure to nominate; provided, further, that 100% of the unvested Announcement Restricted Share Award shall vest immediately upon a Change in Control Termination. In the event of a termination without Cause, by the Executive for Good Reason or by reason of the Executive’s death or Disability (each, a “Good Leaver Termination”), in each case after the Closing Date, the portion of the Announcement Restricted Share Award that would have become vested in the two-year period following the Termination Date (as defined below) had the Executive’s employment continued through such date, if any, shall vest in full as of the Termination Date, and any remaining unvested Announcement Restricted Shares shall be immediately forfeited.
(ii)Closing Restricted Share Award. As of the Closing Date (but promptly after the completion of the Merger), the Executive shall also be granted a number of restricted common shares of SP having a grant date fair market value equal to $5,500,000 (the “Closing Restricted Share Award”). The Closing Restricted Share Award shall vest in five equal installments on each anniversary of the Closing Date, subject to the Executive’s continued employment; provided, that, in the event of a Good Leaver Termination after the Effective Date, the portion of the Closing Restricted Share Award that would have become vested in the two-year period following the Termination Date had the Executive’s employment continued through such date, if any, shall vest in full as of the Termination Date, and any remaining unvested Closing Restricted Shares shall be immediately forfeited; provided, further, that 100% of the unvested Closing Restricted Share Award shall vest immediately upon a Change in Control Termination.
(iii)Company Stock Option Award. As of the Closing Date (but promptly after the completion of the Merger), the Executive shall also be granted an option to purchase 400,000 common shares of the Company with an exercise price per share equal to $15.00 (or, if higher, the closing price on the date of grant) (the “Option Award”). The Option Award shall vest in five equal installments on each anniversary of the Closing Date, subject to the Executive’s continued employment; provided, that, in the event of a Good Leaver Termination after the Effective Date, the portion of the Option Award that would have become vested in the two-year period following the Termination Date had the Executive’s employment continued through such date, if any, shall vest in full as of the Termination Date, and any remaining unvested Options shall be immediately forfeited; provided, further, that 100% of the unvested Option Award shall vest immediately upon a Change in Control Termination.
(e)Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans, policies, programs, and arrangements as may be amended from time to time, on the same terms as similarly situated executives of SP to the extent the Executive meets the eligibility requirements for any such plan, policy, program, or arrangement.
(f)Perquisites.
(i)Air Travel. During the Employment Term, the Executive shall be provided with air travel for company business in accordance with SP’s air travel policies applicable to the most senior executives of SP. Notwithstanding the foregoing and to the extent reasonably necessary for safety reasons during the current COVID-19 pandemic and at least until the resolution of the pandemic, the Executive shall be provided with private air travel for company business to SP’s offices in Sweden and other locations that are approved by the Board from time to time, which approval will not be unreasonably withheld or delayed. To the extent that the Executive’s private air travel during the COVID-19 pandemic pursuant to this Section 3(f)(i) results in the Executive incurring income tax with respect to such use, SP and the Executive shall cooperate reasonably and in good faith to mitigate such tax liability, which may include SP’s reimbursement of the Executive for such income taxes incurred by him. Any such reimbursement payments shall be made no later than twelve (12) months following the end of the fiscal year in which the related expense is incurred.

(ii)Vacation. During the Employment Term, the Executive shall be entitled to receive 5 weeks of paid vacation per year to be used and accrued in accordance with SP’s policies as may be established from time to time.
(g)Expense Reimbursement. SP shall reimburse the Executive for reasonable and documented business expenses incurred by the Executive during the Employment Term in accordance with SP’s expense reimbursement policies then in effect. The Company shall reimburse the Executive his attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other documents referred to herein in an aggregate amount not to exceed $20,000.
4.Withholding. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.
5.Termination.
(a)Events of Termination. The Executive’s employment with SP and the Employment Term shall terminate upon the earlier occurrence of any of the following events occurring after the Closing Date (the date of termination, the “Termination Date”):
(i)The termination of employment by reason of the Executive’s death.
(ii)The termination of employment by SP for Cause.
(iii)The termination of employment by SP for Disability.
(iv)The termination of employment by SP other than for Cause or Disability.
(v)The termination of employment by the Executive for Good Reason.
(vi)The termination of employment by the Executive other than for Good Reason.
(vii)The provision by SP to the Executive of a Non-Renewal Notice, and the employment of the Executive actually terminates thereafter.
(viii)The provision by the Executive to SP of a Non-Renewal Notice, and the employment of the Executive actually terminates thereafter.
(b)Certain Definitions. For purposes of this Agreement:
(i)“Disability” shall mean: (A) the Executive’s disability as determined under the long-term disability plan of SP as in effect from time to time; or (B) if no such plan is in effect, the inability of the Executive to perform his duties, services, and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 days in any twelve-month period during the Employment Term.

(ii)“Cause” shall mean: (A) the Executive’s grossly negligent performance of his duties (other than any such failure due to the Executive’s physical or mental illness) that has caused a material injury to SP or any of its subsidiaries; (B) the Executive having engaged in willful and serious gross misconduct that has caused a material injury to SP or any of its subsidiaries; (C) a willful and material violation by the Executive of an SP policy that has caused a material injury to SP or any of its subsidiaries; (D) the willful and material breach by the Executive of any of his obligations under this Agreement; (E) failure by the Executive to timely comply with a lawful and reasonable direction or instruction given to him by the SP Board; or (F) Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that in the case of clauses (A)-(E), the SP Board shall give the Executive 30 days’ prior written notice of the SP Board’s intention to assert Cause, which notice shall specify the particular act or acts, or failure to act, which is or are the basis for its decision to propose to assert Cause, and the Executive shall be given the opportunity following the receipt of such notice to meet with the SP Board (with legal counsel) to defend such act or acts, or failure to act, and, if such act or acts, or failure to act, is capable of being cured, the Executive shall be given 30 days after such meeting to correct such act or failure to act to the reasonable satisfaction of the SP Board. During such 30 or 60 day period, as applicable, the Executive may be placed on garden leave and directed not to report to the Company’s offices or perform duties except as directed by the SP Board, and such actions, standing alone, shall not give rise to a Good Leaver Termination. The Executive hereby recuses himself from any SP Board actions relating to acts or failures to act that may constitute Cause, including any investigation thereof.
(iii)“Good Reason” shall mean: (A) the assignment to the Executive of duties that are significantly different from, or that result in a substantial diminution of, the duties and authority set forth in this Agreement or any requirement that Executive report directly to any person other than the SP Board; (B) a reduction in the rate of the Executive’s Base Salary or Target Percentage; (C) a material breach by the Company or SP of this Agreement, any equity award agreement or any other agreement with the Company or SP; (D) the Executive is no longer the sole Chairman of the SP Board or is not appointed to, or is removed from, the Board or the SP Board; or (E) the Company fails to pay the Executive’s compensation or provide for the Executive’s equity awards or benefits when due; provided that the Executive shall have given the Company or SP (as applicable) written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within 90 days following the occurrence, without the Executive’s consent, of any of the events in clauses (A)-(E), and the Company or SP (as applicable) shall not have cured the circumstances set forth in the Executive’s notice of termination within 30 days of receipt of such notice.
(c)Cooperation. In the event of termination of the Executive’s employment for any reason (other than death), the Executive agrees to cooperate with SP and to be reasonably available to SP for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with SP, whether such matters are business-related, legal, or otherwise. SP shall reimburse the Executive for all expenses incurred by the Executive during such period in connection with such cooperation with SP. Any such cooperation shall be (i) at reasonable times and locations, (ii) upon reasonable notice, (iii) conducted telephonically, whenever possible, and in person only when necessary, and (iv) take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.
(d)Resignation from All Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from any boards of, or other positions with, the Company and SP (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).
6.Termination Payments. The Executive shall be entitled to certain payments from the Company upon termination of his employment as follows:
(a)Termination for Any Reason. In the event that the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive: (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) all accrued and unpaid benefits and awards under any benefit or equity plans, policies, programs, or arrangements in which the Executive participated or received awards under as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; and (iii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of SP on or prior to the Termination Date but not previously paid to the Executive (the “Accrued Compensation”).
(b)Termination for Death or Disability. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; and (ii) a pro rata Annual Bonus, determined as the product of (x) the Annual Bonus to which the Executive would have been entitled under Section 3(b) hereof had he remained employed through the end of the calendar year in which the Termination Date occurs (such amount, not to be less than 12 months of the Executive’s Base Salary), multiplied by (y) a fraction, the numerator of which is the total number of days the Executive is employed by SP in the calendar year in which the Termination Date occurs, and the denominator of which is 365 (the “Pro Rata Bonus”). Any Pro Rata Bonus shall be paid in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year.
(c)Termination without Cause or for Good Reason; Nonrenewal by the Company. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(iv), 5(a)(v) or 5(a)(vii) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) the Pro Rata Bonus, to be paid in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15th following such calendar year; (iii) cash severance pay equal to (x) 24 months of Base Salary at the rate in effect on the Termination Date, plus (y) the Executive’s target Annual Bonus (at target levels in effect on the Termination Date) multiplied by two, which amount shall be payable as provided in the next sentence, with the first such installment commencing on the 30th day following the Termination Date; and (iv) continued medical and life insurance benefits for 24 months following the Termination Date at the same premium rate that active employees pay for such coverage, with the life insurance premium contributions payable as provided in the last sentence of this Section 6(c). The severance pay contemplated by clause (iii) of the immediately preceding sentence shall be paid as follows: (A) an amount equal to fifty percent (50%) of the severance pay shall be paid in twelve (12) monthly installments over the twelve (12) months following the Termination Date (and subject to Section 6(d), the first of such installments shall be paid on the 30th day following the Termination Date); and (B) an amount equal to the remaining fifty percent (50%) of the severance pay shall be paid in the Company’s taxable year following the Company’s taxable year in which the Termination Date occurs in monthly installments over the number of months in the Company’s taxable year between the first anniversary of the Termination Date and December 31st of such latter taxable year. The life insurance premium contributions contemplated by clause (iv) of this Section 6(c) shall be paid as follows: (I) any premium contributions required to be made during the twelve (12) months following the Termination Date shall be paid upon such required contribution payment dates; and (II) an amount equal to the sum of the remaining life insurance premium contributions not paid pursuant to clause (I) shall be paid in the Company’s taxable year following the Company’s taxable year in which the Termination Date occurs in monthly installments (but to the extent possible on the regularly scheduled contribution payment dates) over the number of months in the Company’s taxable year between the first anniversary of the Termination Date and December 31st of such latter taxable year. The Company represents that its taxable year and its fiscal year are both the calendar year.

In addition, if the Executive’s employment is terminated pursuant to Section 5(a)(iv), 5(a)(v) or 5(a)(vii) hereof, (x) the provisions of the applicable award agreements evidencing options to purchase common shares of SP or the Company owned by the Executive that require that such options be exercised within specified periods of time following the Executive’s termination of employment or services shall no longer apply, such that such options may be exercised as provided in the award agreements until the normal stated expiration dates applicable thereto, and (y) the provisions of the applicable award agreements evidencing equity awards with a performance condition granted to the Executive shall be modified such that such equity awards shall remain outstanding through the scheduled vesting dates thereof and shall vest pro rata through the Termination Date and/or be forfeited based on the satisfaction of the applicable performance goals to the same extent as if the Executive’s services to SP had not ended.
(d)Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a separation agreement that includes the waiver and general release of claims in substantially the form attached as Exhibit A (the “Release”) and such other terms and conditions as mutually agreed, and the Release has become irrevocable within 30 days following the Termination Date; provided that the Executive shall not be required to release any (i) claims for D&O insurance policy coverage and/or indemnification or contribution rights or agreements, (ii) rights under the SIP and any award agreements thereunder, (iii) rights under the Omnibus Incentive Plan (or similar or successor plan or plans) and any award agreements thereunder and/

or (iv) any vested benefits under any benefit plans, policies, programs, or arrangements. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation that shall be due to the Executive upon a termination of employment, and shall be in lieu of any other such payments under any plan, program, policy, or other arrangement that has heretofore been or shall hereafter be established by SP.
7.Executive Covenants.
(a)Confidentiality. The Executive agrees and understands that in the Executive’s positions with SP and the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of SP and the Company and their respective subsidiaries (together, the “Company Group”), including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company and SP, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company or SP, as applicable; provided that disclosure may be made to the extent (i) required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company or SP, as applicable, as much advance notice of the disclosure as possible to enable the Company or SP, as applicable, to seek a protective order, confidential treatment, or other appropriate relief and (ii) necessary to prosecute the Executive’s rights against the Company or SP or to defend himself against allegations by the Company or SP or any of their affiliates, provided that the use and disclosure of Confidential Information is limited to what is reasonably necessary for such prosecution or defense, as applicable. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company or SP, as applicable, (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.
(b)Noncompetition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by SP hereunder, and further in consideration of the Executive’s exposure to the proprietary information of SP and its subsidiaries (the “SP Group”), the Executive agrees that, if the merger is consummated in accordance with the terms of the Merger Agreement prior to January 1, 2022, the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b). Following termination of the Employment Term, upon request of SP during the Noncompetition Term, the Executive shall notify SP of the Executive’s then-current employment status. Any material breach of the terms of this paragraph shall be considered Cause.
(c)Nonsolicitation. During the Noncompetition Term, the Executive agrees that, if the merger is consummated in accordance with the terms of the Merger Agreement prior to January 1, 2022, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of SP with (A) any Restricted Service Provider (as defined below) or (B) in respect of a Restricted Enterprise, any Restricted Person (as defined below) or (ii) endeavor to entice away from the SP Group (A) any Restricted Service Provider or (B) in respect of a Restricted Enterprise, any Restricted Person.
(d)Nondisparagement. During the Employment Term and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding SP or the Company or their respective affiliates, directors, officers, or employees, and SP and the Company shall not, and shall use their best efforts to ensure that their respective directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.
(e)Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of the SP Group to SP or its nominee. Whenever requested to do so by SP, the Executive shall execute any and all applications, assignments, or other instruments that SP shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the SP Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Employment Term.
(f)Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company or SP, as the case may be, for which the Company or SP would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company or SP, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company or SP, as applicable, may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company or SP, as applicable, from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.
(g)Certain Definitions. For purposes of this Agreement:
(i)The “Noncompetition Term” shall mean the period beginning on the Closing Date and ending 24 months following the Termination Date.
(ii)“Restricted Enterprise” shall mean (x) during the Employment Term, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with respect to the property and casualty insurance business and reinsurance business conducted by the SP Group during the Employment Term (the “Current Business”) and (y) following the Termination Date, the Current Business and any other business activity that is material to the revenues or earnings of the SP Group as of the Termination Date.
(iii)“Restricted Person” shall mean any person who during the last year of the Employment Term was a customer of the SP Group or otherwise had a material business relationship with the SP Group.
(iv)“Restricted Service Provider” shall mean any person who during the last year of the Employment Term was an employee of the SP Group.
(v)The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the SP Group is then being conducted by the SP Group and (y) any other geographic market as to which the SP Group has, during the 12 months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the SP Group.
8.Directors & Officers Insurance. The Company and SP shall maintain directors and officers liability insurance in commercially reasonable amounts (as determined by the Board and the SP Board, respectively), and the Executive shall be covered under such insurance to the same extent as other directors and officers of the Company and SP, as applicable. The Executive shall continue to be covered by such insurance for six years following the Executive’s termination of employment for any reason. Without limiting the terms and conditions of the existing (or any future) indemnification agreement to which the Executive and any member of the SP Group are parties, the Company and SP undertake to indemnify the Executive for and against all losses and expenses, and agree to advance costs incurred, in respect of any proceeding in which the Executive is invested because of the Executive’s association with the Company, SP or any of their respective affiliates, to the fullest extent permitted by law (excluding, for avoidance of doubt, personal disputes between the Executive and the SP Group over this Agreement, the equity awards held by the Executive, and other similar personal disputes).
9.Indemnification by Company. The Company shall indemnify the Executive with respect to any claims or lawsuits by Executive’s former employer that his activities for the Company breach his former employment contract or his fiduciary duties to his former employer other than a willful breach of an obligation to preserve the former employer’s confidential information.
10.No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
11.Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by email, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other party):

If to the Executive:	To the Executive at the address most recently contained in the Company’s records.
With a copy to:	Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attn: Stephen Skonieczny, Esq. Email: stephen.skonieczny@dechert.com
If to the Company:	Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08, Bermuda Attn: General Counsel Email:
With copies to:	Third Point LLC 55 Hudson Yards New York, NY 10001 Attn: Joshua Targoff Email:
12.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and may be assigned by the Company to any successor to its business by operation of law. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
13.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. Except as set forth in Section 1(b), Section 1(c) and Section 3(d)(i) hereof, if the Merger Agreement is terminated without the Closing having occurred, then, unless the parties shall otherwise agree, Sections 1(a), 2, 3(a)-(c), 3(d)(ii)-(iii), 3(e)-(g), 5, 6 and 7 shall be void ab initio and shall be of no further force or effect.
14.Severability; Survival. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement. The Executive’s entitlements (including, without limitation, Section 3(g), 7(d), 8, 9, 18 and 23) contained in this Agreement shall survive the termination of the Employment Term, any termination of the Executive’s employment and/or any termination of this Agreement.
15.Governing Law; Consent to Jurisdiction and Wavier of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.
16.Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
17.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement
18.Section 280G.
(a)In the event that any of the payments or benefits made or provided to or for the benefit of, or that may be made or provided to or for the benefit of, the Executive in connection with a change in control or an effective change in control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) or the Executive’s termination of employment, whether under this Agreement or any other agreement, plan, program and arrangement of SP, the Company and their respective affiliates (all such payments collectively referred to herein as the “Aggregate Payments”) is determined to constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 18(a) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Aggregate Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the

Executive of the Aggregate Payment after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Aggregate Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Aggregate Payments be reduced to the minimum extent necessary to ensure that no portion of the Aggregate Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Aggregate Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 18(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.
(b)All calculations and determinations under this Section 18 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company, SP and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 18, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company, SP and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 18.
19.Applicability of Section 409A and Section 457A of the Code.
(a)Generally. This Agreement is intended to comply with Sections 409A and 457A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A” and “Section 457A,” respectively). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A and Section 457A, and, accordingly, the parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Section 409A and Section 457A and agree not to take any position, and to cause their agents, affiliates, accountants, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company or SP, as applicable. Each installment of payments (if any) provided for under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. The Executive and the Company and SP agree to cooperate in good faith and to use commercially reasonable efforts to restructure any payments or benefits contemplated under this Agreement or otherwise to the extent necessary to avoid subjecting the Executive to any tax, penalty or interest pursuant to Section 409A or Section 457A. Nothing in this Section 19 shall operate to require the Executive to agree to a restructuring proposal which would result in any diminution in the value of the Executive’s entitlements under this Agreement or otherwise.
(b)Reimbursements. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary SP or Company policies and procedures regarding such reimbursement of expenses.
(c)Termination Payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “termination of employment” (and corollary terms) from SP shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by SP) from SP. Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” within the meaning of Section 409A, and if any or all of the payments or the continued provision of any benefits under Section 6 or any other provision of this Agreement are subject to Section 409A and payable upon a separation from service, then such payments or benefits that the Executive would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of termination of employment (or within 30 days following the Executive’s death, if earlier) in a single lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
20.No Interference. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) or any other federal, state or local governmental agency or commission (“Governmental Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company or SP. Nothing in this Agreement limits the Executive’s ability under applicable United States federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22.No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.
23.Tax Equalization. During the Executive’s employment, the Executive is intended to incur only U.S. federal, state and local taxes in respect of his services to the Company and its affiliates. To the extent that, notwithstanding the intention of the parties, the Executive is also subject to taxes on the income he earns from foreign jurisdictions, including, without limitation, Bermuda and Sweden, the Company shall make tax equalization payments to or on behalf of the Executive in respect of all such taxable income of the Executive. Such equalization shall be on an after-tax basis and relate to and include all federal, provincial, state and local or other taxes of any kind, including, without limitation, all mandatory government withholdings and/or other payroll taxes, in any such foreign jurisdictions and the United States. For the avoidance of doubt, the intent of this Section is to ensure that the Executive pays no more income, mandatory governmental withholdings, payroll and/or other taxes than the Executive would have paid in the aggregate in respect of the taxable years on his income, and is in the same financial and tax position, had the Executive been subject only to U.S. federal, state and local taxes in respect of his services to the Company and its affiliates and not in any other foreign jurisdiction or any province or locality thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE, LTD.
/s/ Josh Targoff
By: Josh Targoff
Title: Chairman of the Board of Directors

[Signature Page to Sid Sankaran Employment Agreement]

CONFIDENTIAL

EXECUTIVE
/s/ Sid Sankaran
Sid Sankaran

EXHIBIT A
Waiver and Release of Claims

    Pursuant to the terms of the Employment Agreement (the “Agreement”) as of August [5], 2020 by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (“SP”), and Sid Sankaran (the “Executive”), and in consideration of the payments and benefits to be made under the Agreement, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge SP, and its subsidiaries and affiliates (collectively, the “SP Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the SP Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following: (a) the rights of the Executive under the Agreement and in respect of the equity awards held by the Executive; (b) the right of the Executive to receive benefits required to be provided in accordance with applicable law; (c) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of SP or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (d) claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the SP Affiliated Group, excluding severance pay or termination benefits except as provided in the Agreement or any outstanding equity award; and (e) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the SP Affiliated Group.

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    This Waiver and Release of Claims does not prohibit or restrict the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Security and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Waiver and Release of Claims, or (iv) from providing any other disclosure required by law. However, by executing this Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that the Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.

    The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

    The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Waiver and Release of Claims. The Executive acknowledges and confirms that the Executive was given twenty-one (21) days to consider this Waiver and Release of Claims before signing it, although he may sign sooner if desired, and any changes to this Waiver and Release of Claims do not restart the 21-day period. The Executive has seven (7) days after signing the Waiver and Release of Claims to revoke the release by delivering notice of revocation to the General Counsel of SP, and the Waiver and Release of Claims shall become effective upon the expiration of that revocation period.
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